UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Southwest Airlines Co.

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April 24, 2026

Dear Fellow Shareholders,

On March 27, 2026, we filed our definitive proxy statement for the Southwest Airlines Co. 2026 Annual Meeting of Shareholders, scheduled to take place on May 7, 2026. In the proxy statement, the Board of Directors unanimously recommends a vote FOR Proposal 1 to reelect each of our directors at the Annual Meeting.

In advance of our Annual Meeting, ISS has recommended a vote against Christopher P. Reynolds, Chair of the Nominating and Corporate Governance Committee. Glass Lewis has issued a similar recommendation with respect to Mr. Reynolds and has also recommended votes against Nominating and Corporate Governance Committee members Lisa M. Atherton, Rakesh Gangwal, and Patricia A. Watson. In making these recommendations, ISS and Glass Lewis cited the Board’s adoption of amendments to the Company’s Bylaws.

The Board respectfully disagrees with ISS and Glass Lewis.

In May 2025, following amendments to the Texas Business Organizations Code, the Board adopted targeted amendments to the Company’s Bylaws designed to help the Company manage the risk of nuisance litigation. Consistent with Texas law, these amendments to the Bylaws established a three percent ownership threshold for initiating shareholder derivative proceedings, modified existing exclusive forums in Texas for certain internal corporate claims, and included jury-trial waivers to the fullest extent permitted by law.

The Board is mindful of the prolific litigation environment facing public companies, the reality that derivative proceedings are often lawyer-driven and brought by plaintiffs with nominal ownership interests, and the expense and distraction of defending against meritless claims—costs ultimately borne by all shareholders. The Board believes establishing an ownership requirement strikes an appropriate balance by requiring that shareholders have a meaningful economic stake in the Company before initiating litigation on behalf of the Company, while preserving shareholders’ ability to hold boards accountable, including by allowing shareholders to aggregate holdings to meet the ownership threshold.

The Board also believes the exclusive-forum and jury-trial waiver provisions promote efficiency, consistency, and predictability by reducing the risk of duplicative litigation in multiple jurisdictions and inconsistent outcomes. Jury-trial waivers further support the efficient resolution of complex corporate matters and help manage litigation costs for the benefit of all shareholders. The Board’s action aligns with a broader trend among Fortune 500 companies headquartered in Texas, whose boards have also recognized the merit of adopting similar bylaws provisions following the recent changes in Texas law.

The amendments to the Bylaws are already operating as intended. Following adoption of the ownership threshold, a derivative lawsuit was filed by a shareholder who beneficially owned 100 shares of the Company’s common stock, representing less than 0.00002 percent of the Company’s outstanding shares. The lawsuit challenged the Bylaws amendments and alleged that the Board breached its fiduciary duties and would harm shareholder value in making changes to the Company’s baggage policy. On March 17, 2026, a federal district court dismissed the case, holding that Texas law and the Company’s Bylaws barred the claims as a matter of law, and rejecting the plaintiff’s claims.

The lawsuit further asserted that the Company’s baggage policy changes would be value-destructive. The Company’s financial results directly contradict that assertion. Since implementing these changes and executing a broader set of commercial, operational, and cost initiatives, the Company has delivered record revenues, substantial margin expansion, strong operating cash flow, and meaningful returns of capital to shareholders, as reflected in our full year 2025 and first quarter 2026 earnings reports. In addition, Southwest earned the top spot in The Wall Street Journal Best U.S. Airlines of 2025.

These results are the product of the largest transformation in the Company’s history, overseen by the Board collectively, including Lisa M. Atherton, Rakesh Gangwal, Christopher P. Reynolds, Patricia A. Watson, and the other director nominees.

The Board recognizes shareholder derivative litigation can play an important role in promoting corporate accountability. The changes to the Company’s Bylaws do not eliminate that remedy. Rather, they reflect the Board’s judgment, consistent with state law, that internal corporate disputes should be addressed in a manner that balances accountability, efficiency, and the interests of all shareholders, including by ensuring that such claims are pursued by shareholders with a meaningful economic stake and resolved in a consistent and cost-effective forum.

We urge you to vote “FOR” each of our director nominees.

Sincerely,

The Board of Directors

Southwest Airlines Co.

Southwest’s Notice of Annual Meeting, Proxy Statement for the 2026 Annual Meeting of Shareholders, and Annual Report to Shareholders for the fiscal year ended December 31, 2025 are available at https://www.southwestairlinesinvestorrelations.com/sec-filings